UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ASA Gold and Precious Metals Limited

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

ASA GOLD AND PRECIOUS METALS, LIMITED

(NYSE: ASA, the “Fund”)

March 4, 2024

Dear Fellow Shareholder:

I write to you again in connection with the Annual General Meeting of Shareholders of ASA to be held on April 26, 2024.

The dissident shareholder, Saba Capital Management (“Saba”), has mailed a proxy statement and GOLD proxy card to your Fund’s shareholders. Saba has nominated an opposition slate to stand for election to replace your highly qualified Board with its handpicked slate of nominees. If Saba were to replace your Board, they would take control of your Fund. It is critical that you support your experienced Fund nominees.

Please take a few minutes to sign, date and mail the WHITE proxy card in the postage paid return envelope or vote by internet. Please discard any GOLD card from Saba you may receive.

Saba has a History of Misleading Shareholders

We believe Saba’s proxy statement makes deceptive and misleading statements regarding the performance of your Fund. Saba’s campaigns historically use the same boilerplate language that attempts to trick retail shareholders into supporting its nominees. The FACTS are essential for you to make an informed decision.

Saba’s Misleading and False Statements	FACTS
The Fund has continued poor performance.	●	From April 12, 2019, when Merk started managing ASA, through January 31, 2024, ASA's Net Asset Value (NAV) had a total return of +46.0%; the total return of ASA’s share price was 45.3%. *
	●	Both ASA’s NAV and share price beat the Fund’s benchmark, the NYSE Arca Gold Miners Total Return Index, which returned +35.5% over the same period. *
The Board has been ineffective in addressing the NAV discount and needs fresh ideas.	●	Despite several invitations to engage for almost a year, Saba has declined to share its “fresh” ideas with your Board.
	●	Saba complains about ASA’s discount but conveniently fails to point out that 87% of closed end funds trade at discounts to their NAV.
	●	ASA’s Board constantly monitors the discount as part of its supervisory role.
	●	Saba’s history of forcing tender offers typically reduces the discount only temporarily, yet likely would permanently increase fixed costs for remaining shareholders.
	●	If Saba gets control of ASA, it could force a fire sale aimed at temporarily narrowing the discount but harming your long-term investment in ASA.

(Over)

ASA‐2_2024

Saba’s Misleading and False Statements	FACTS
Saba is committed to improving the Fund for the benefit of all shareholders, including terminating the Advisory Agreement with Merk.	●	Saba has a track record of making statements it claims will “help” the Fund, but historically its actions do not match what it promises.
	●	Saba’s “commitment” is self-serving: Saba replaced the advisers of Franklin Templeton Global Income Fund (GIM, now “SABA”) and Voya Prime Rate Trust Fund (PPR, now “BRW”) with itself, collecting a management fee for this privilege. Further, Saba reduced its investment in GIM by 71% by Q4 of 2024 and by 72% in PPR in 2021.
	●	Saba’s business is to take over funds and make a profit for itself and its wealthy hedge fund investors.

Saba harps on the discount to make you believe it should control your Fund. Your Board always has the best interests of all shareholders in mind, welcomes ideas from all shareholders and continues to be proactive on all fronts including protecting your investment from Saba’s handpicked nominees who have negligible experience overseeing a gold mining Fund. Your portfolio management team has decades of experience in the gold and precious metals sector.

Send a Strong Message to the Dissident

We are in the early stages of fighting Saba off. We believe your fellow shareholders will also agree with us and overwhelmingly will support your Fund’s nominees. Please take time to vote FOR your nominees by signing, dating, and mailing the enclosed WHITE proxy card today in the pre-paid return envelope or vote by internet following the instructions on the WHITE proxy card.

Vote by Internet or touchtone by following the instructions on the enclosed WHITE card.
Vote by Mail by completing, signing, and dating the enclosed WHITE card and returning it in the enclosed prepaid return envelope.

If you receive a GOLD proxy card from the dissident, please do NOT return it, even to vote against Saba’s nominees because it will cancel your vote on your WHITE proxy card.

If you have any questions regarding the shareholder meeting, please call our proxy solicitor, Morrow Sodali Fund Solutions, at 1-888-339-9243. I will also be glad to personally speak to you if you send me a message at www.asaltd.com/contact.

Sincerely,

Axel Merk
Chief Operating Officer

* Past performance is not indicative of future results. The NYSE Arca Gold Miners Index is a rules-based index designed to measure the performance of highly capitalized companies in the Gold Mining industry. You cannot invest directly in an unmanaged index. The index does not reflect any reduction for the fees and expenses that would be associated with an investment in the Fund.

ASA‐2_2024